                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                        [ ]  Confidential, for Use of the Commission
[X]  Definitive Materials                                    Only (as permitted by Rule 14a-6(a)(2))
[ ]  Soliciting Material Pursuant to Section 240.14a-2

                         NAPCO SECURITY SYSTEMS, INC.
        (Name of Registrant as Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant) Payment of Filing Fee (Check the appropriate box):

[X]   No fee required

[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4)and 0-12

      (1)   Title of each class of securities to which transaction applies:

            --------------------------------------------------------------------

      (2)   Aggregate number of securities to which transaction applies:

            --------------------------------------------------------------------

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

            --------------------------------------------------------------------

      (4)   Proposed maximum aggregate value of transaction:

            --------------------------------------------------------------------

      (5)   Total fee paid:

            --------------------------------------------------------------------

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)   Amount previously Paid:

            --------------------------------------------------------------------

      (2)   Form, Schedule or Registration Statement No.:

            --------------------------------------------------------------------

      (3)   Filing Party:

            --------------------------------------------------------------------

      (4)   Date Filed:

            --------------------------------------------------------------------

                          NAPCO SECURITY SYSTEMS, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                         To be Held on December 3, 2001

Dear Fellow Stockholder:

            The Annual Meeting of the Stockholders of Napco Security Systems, Inc., a Delaware corporation (the "Company"), will be held at the Company's offices at 333 Bayview Avenue, Amityville, New York, on Monday, December 3, 2001, at 4:00 p.m., for the following purposes, as more fully described in the accompanying Proxy Statement:

         1. to elect two directors to serve for a term of three years and until their successors are elected and qualified; and

         2. to transact such other business as may properly come before the Meeting or any adjournments thereof.

            Only stockholders of record at the close of business on October 19, 2001 are entitled to notice and to vote at the Meeting or any adjournment thereof. A complete list of the stockholders entitled to vote at the Meeting on the foregoing proposals will be open to examination by any stockholder for any purpose germane to the Meeting during ordinary business hours for a period of ten days prior to the Meeting at the offices of the Company, 333 Bayview Avenue, Amityville, New York 11701.

                                             By order of the Board of Directors,


                                                    Richard Soloway
                                                    Secretary

October 28, 2001

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING WHETHER OR NOT YOU ARE PERSONALLY ABLE TO ATTEND. YOU ARE URGED TO COMPLETE, SIGN AND MAIL THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE.

                          NAPCO SECURITY SYSTEMS, INC.
                               333 BAYVIEW AVENUE
                           AMITYVILLE, NEW YORK 11701


                                 PROXY STATEMENT

                       FOR ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON DECEMBER 3, 2001


INFORMATION CONCERNING THE SOLICITATION

      This Proxy Statement is furnished to the holders of Common Stock, $.01 par value per share ("Common Stock") of Napco Security Systems, Inc. (the "Company") in connection with the solicitation of proxies on behalf of the Board of Directors of the Company to be held on December 3, 2001 and at any adjournment thereof (the "Meeting"), pursuant to the accompanying Notice of Annual Meeting of Stockholders. Proxies in the enclosed form, if properly executed and returned in time, will be voted at the Meeting. Any stockholder giving a proxy may revoke it prior to its exercise by attending the Meeting and reclaiming the proxy, by executing a later dated proxy or by submitting a written notice of revocation to the Secretary of the Company at the Company's office or at the Meeting. Stockholders attending the Meeting may vote their shares in person. This Proxy Statement and the form of proxy were first mailed to the stockholders on or about October 28, 2001. A copy of the 2001 Annual Report of the Company, including financial statements, is being mailed herewith.

      Only stockholders of record at the close of business on October 19, 2001 (the "Record Date") are entitled to notice of and to vote at the Meeting. The outstanding voting securities of the Company on the Record Date consisted of 3,325,796 shares of Common Stock.

      On all matters requiring a vote by holders of the Common Stock, each share of Common Stock entitles the holder of record to one vote. At the Meeting, the holders of record of Common Stock will vote on: Item 1, the election of two (2) directors; and the transaction of any other business as may properly come before the Meeting and require a vote of the Stockholders.


      THEREFORE, THE COMPANY URGES YOU TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD.

ITEM 1

                              ELECTION OF DIRECTORS

      Unless otherwise specified, shares represented by the enclosed proxy will be voted for the election of Richard Soloway and Kevin S. Buchel, currently directors, who have been nominated by the Board of Directors for reelection as a director to serve until the Annual Meeting of Stockholders in 2004 and until his successor is elected and qualified.

      Mr. Soloway and Mr. Buchel have consented to serve if elected. Two directors are to be elected by a plurality of the votes cast at the Meeting. In the event that either nominee becomes unable or unwilling to serve as a director, discretionary authority may be exercised by the proxies to vote for the election of an alternate nominee of the Board of Directors.

      The Board of Directors is divided into three classes. One class will stand for election for a three-year term at this year's Annual Meeting of Stockholders. The terms of the other two classes of continuing directors do not expire until the Annual Meetings of Stockholders in 2002 and 2003, respectively. The names of, and certain information concerning, the nominees of the Board of Directors and such other directors are set forth below:


                            Principal Occupation;
                            Five-Year Employment
                              History and Other             Director
Name and Age                    Directorships                Since
------------                    -------------                -----
Nominees to serve until
Annual Meeting of
Stockholders in 2004:

Richard Soloway           Chairman of the Board             1972
    (55)                  of Directors since
                          October 1981; President
                          since 1998;  Secretary
                          since 1975.


Kevin S. Buchel           Senior Vice President             1998
    (48)                  of Operations and
                          Finance since April 1995;
                          Treasurer since May 1998.

Directors to serve until
Annual Meeting of
Stockholders in 2002:

Andrew J. Wilder          Officer of Israeloff,             1995
    (50)                  Trattner & Co.,
                          independent certified
                          public accountants,
                          since 1990.

Arnold Blumenthal         Mr. Blumenthal has                2001
    (74)                  been  Publisher of
                          SECURITY DEALER
                          magazine at Cygnus
                          Business Media, Inc.
                          since 1978.

Directors to serve until
Annual Meeting of
Stockholders in 2003:

Randy B. Blaustein        Principal of R.B. Blaustein       1985
    (49)                  & Co. since January 2001;
                          Partner of Blaustein,
                          Greenberg & Co. since July
                          1991; Attorney engaged as
                          a sole practitioner since
                          October 1980, specializing
                          in business and tax matters,
                          and author of six books and
                          numerous articles.

Donna Soloway             Board of Directors                2001
    (52)                  Security Industry
                          Association (SIA);
                          Chair of Awards
                          Committee since 1993;
                          Director and Secretary
                          of SAINTS (Safety,
                          Awareness and
                          Independence Now
                          Through Security)
                          Foundation, Inc.; and
                          Monthly Columnist for
                          SECURITY DEALER
                          magazine since 1992.
                          Ms. Soloway is the wife
                          of Richard Soloway, the
                          Chairman and President
                          of the Company.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF MESSRS. SOLOWAY AND BUCHEL.

      During the fiscal year ended June 30, 2001, the Company retained, and currently retains, Mr. Blaustein as special counsel for certain general business and tax related matters.

      During fiscal 2001, there were four meetings of the Board of Directors; Messrs. Soloway, Buchel, Blaustein and Wilder attended each meeting, and Mr. Blumenthal and Ms. Soloway attended the two meetings after they became directors.


COMMITTEES OF THE BOARD OF DIRECTORS AND MEETINGS HELD

      The Board of Directors has a Stock Option Committee consisting of Richard Soloway and Kevin S. Buchel. This Committee, which met one time in fiscal year 2001, determines the individuals to be granted options under the Incentive Stock Option Plan and the Non-Employee Stock Option Plan, the number of shares to be subject to options and the terms of the options and interprets the provisions of such plans.

      The Company has an Audit Committee consisting of Randy Blaustein, Andrew
J. Wilder and Arnold Blumenthal. The Committee, which met four (4) times in fiscal year 2001, recommends to the Board of Directors as to the engagement of an independent certified public accountant, discusses the adequacy of the accounting procedures and internal controls and new accounting pronouncements that may affect the Company, approves the overall scope of the audit, and reviews and discusses the audited financial statements. The Company has adopted an Audit Charter with respect to the Committee's activities.

      The Company does not have a standing nominating committee of the Board of Directors, or committees performing similar functions. The Company's Compensation Committee is made up of two officers of the Company.

AUDIT COMMITTEE REPORT

      The Audit Committee of the Board of Directors, consisting solely of "independent directors" as defined by the Board and consistent with the rules of NASDAQ, has:

   1. reviewed and discussed the Company's audited financial statements for the fiscal year ended June 30, 2001 with management and representatives of Arthur Andersen LLP ("AA");

   2. discussed with AA the matters required to be discussed by SAS 61, as modified or supplemented; and

   3. received the written disclosures and letter from AA required by Independence Standards Board Standard No. 1 and discussed AA's independence with representatives of AA.

      Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended June 30, 2001 be included in the Company's annual report on Form 10-K filed with the Securities and Exchange Commission.

      The Board of Directors has adopted a written charter for the Audit Committee. A copy of the charter is attached to this Proxy Statement as Appendix A.

            The Audit Committee
                     Andrew J. Wilder
                     Randy B. Blaustein
                     Arnold Blumenthal

COMPENSATION OF DIRECTORS

      The directors who are not officers receive $1,000 for each Board of Directors meeting and $1,000 for each Committee meeting that they attend in person or by telephone conference call. For the fiscal year ended June 30, 2001, Mr. Blaustein, Mr. Wilder, Mr. Blumenthal and Ms. Soloway received $8,000, $8,000, $4,000 and $2,000, respectively in director's fees and committee fees. Mr. Wilder is chairman of the Audit Committee and receives $2,000 for attending each meeting.

BENEFICIAL OWNERSHIP OF COMMON STOCK

      The following table, together with the accompanying footnotes, sets forth information as of September 30, 2001, regarding the beneficial ownership (as defined by the Securities and Exchange Commission) of Common Stock of the Company of (a) each person known by the Company to own more than five percent of the Company's outstanding Common Stock, (b) each director of the Company (c) each executive officer named in the Summary Compensation Table, and (d) all executive officers and directors of the Company as a group. Except as otherwise indicated, the named owner has sole voting and investment power over shares listed.

                           Amount and Nature
                              of Beneficial             Percent of
Beneficial Owner               Ownership                Common Stock[a]
----------------               ---------                ----------------
Richard Soloway
c/o the Company
333 Bayview Avenue
Amityville, NY 11701           1,105,976[b]                 31.0%

Dimensional Fund
    Advisors, Inc.               295,450[c]                  8.3%

Sandra Lifschitz                 179,250[c]                  5.0%

Kevin S. Buchel                   47,001[b]                  1.3%

Randy B. Blaustein                30,500[b]                   .9%

Jorge Hevia                       29,280[b]                   .8%

Michael Carrieri                  13,000[b]                   .4%

Andrew J. Wilder                   8,300[b]                   .2%

Donna Soloway                      5,400                      .2%


All executive officers         1,239,457[d]                 34.7%
and directors as a group
(7 in number)


[a] Percentages are computed on the basis of 3,570,076 shares, which consists of 3,325,796 shares of Common Stock outstanding on October 19, 2001, plus 244,280, the number of shares which a person has the right to acquire directly or indirectly within sixty (60) days. Except as otherwise noted, persons named in the table and footnotes have sole voting and investment power with respect to all shares of Common Stock reported as beneficially owned by them.

[b] This number includes the number of shares which a person has a right to acquire directly or indirectly within sixty (60) days (Soloway - 155,000, Buchel - 31,000, Blaustein - 8,000, Hevia - 29,280, Carrieri - 13,000, and Wilder - 8,000).

[c] Based on information from Securities and Exchange Commission and NASDAQ as of June 30, 2001, on February 2, 2001, a Schedule 13G was filed with the SEC by Dimensional Fund Advisors Inc., 1299 Ocean Avenue, Santa Monica, CA 90401 ("DFAI") reporting beneficial ownership and sole voting power as to 295,450 shares of Common Stock of the Company, owned by advisory clients. As to all of such shares, DFAI disclaims beneficial ownership of all such securities. In addition, on May 22, 2001 Sandra Lifschitz, 7 Tulane Drive, Livingston, New Jersey 07039, filed a Schedule 13D reporting beneficial ownership and sole voting power as to 179,250 shares of Common Stock of the Company.

[d] This number of shares includes (i) 992,027 shares as to which officers and directors have sole voting and investment power, and (ii) 244,280 shares which a person has the right to acquire directly or indirectly within sixty
     (60) days.

COMPLIANCE WITH SECTION 16

      Based solely on a review of the Forms 3, 4 and 5 furnished to the Company with respect to the most recent fiscal year and written representations of the reporting person (as defined below), no person, who at any time during such fiscal year, was an officer, director, beneficial owner of more than ten (10%) percent of any class of equity securities of the Company or any other person subject to Section 16 of the Securities Exchange Act of 1934 ("reporting person"), failed to file on a timely basis one or more reports during such fiscal year, except that Messrs. Blaustein, Soloway and Wilder were inadvertently late in filing a Form 4 or 5 in connection with a purchase or option grant.

INFORMATION CONCERNING EXECUTIVE OFFICERS

      Each executive officer of the Company holds office until the annual meeting of the Board of Directors and his successor is elected and qualified, or until his earlier death, resignation, or removal by the Board. There are no family relationships between any director or officer of the Company, except Richard Soloway and Donna Soloway, his wife. The following table sets forth as of the date hereof the names and ages of all executive officers of the Company, all positions and offices with the Company held by them, the period during which they have served in these positions and, where applicable, their positions in any other organizations during the last five years.

c                                 Position and Office with the
                                  Company, Term of Office and
Name and Age                      Five-Year Employment History
------------                      ----------------------------

Richard Soloway                   Chairman of the Board of Directors
    (55)                          since October 1981; President Since
                                  1998; and Secretary since 1975.

Kevin S. Buchel                   Senior Vice President of Operations and
    (48)                          Finance since April 1995; Treasurer
                                  since May 1998.

Jorge Hevia                       Senior Vice President of Corporate
    (43)                          Sales and Marketing since May 1999;
                                  Vice President of Corporate Sales and
                                  Marketing since October 1998; Vice President
                                  of National Sales of Schieffelin and Somerset
                                  Company from December 1993 to October 1998.

Michael Carrieri                  Senior Vice President of Engineering
    (43)                          Development since May 1, 2000; Vice
                                  President of Engineering Development since
                                  September, 1999; Vice President of Engineering
                                  of Chyron Corp. April 1998 to August 1999;
                                  Vice President of Engineering of Boundless
                                  Technologies from February 1990 until March
                                  1998.

EXECUTIVE COMPENSATION

The following table sets forth the compensation information for the President and Chief Executive Officer of the Company and for each of the Company's four most highly compensated other executive officers serving at the end of fiscal year 2001.

                           SUMMARY COMPENSATION TABLE

                                             Annual Compensation                                   Long-Term Compensation
                                       ------------------------------------               ------------------------------------------
                                                                 Other       Restricted
Name and Principal                                               Annual        Stock                      LTIP          All Other
      Position           Fiscal Year   Salary      Bonus    Compensation(1)    Awards      Options/SARS  Payouts     Compensation(2)
      --------           -----------   ------      -----    ---------------    ------      ------------  -------     ---------------

Richard Soloway,             2001     $432,134         --       $ 9,584          --          50,000/0       --           $  734
Chairman of the Board        2000     $415,949         --       $11,090          --                --       --           $  922
of Directors,                1999     $407,793         --       $11,708          --         225,000/0       --           $  706
President, Secretary

Kevin S. Buchel, Senior      2001     $152,949    $60,000       $ 6,291          --                --       --           $1,908
Vice President of            2000     $142,285    $60,000       $ 5,491          --          30,000/0       --           $2,051
Operations and Finance       1999     $138,533    $60,000       $ 5,574          --                --       --           $1,986
and Treasurer

Jorge Hevia,                 2001     $182,308    $20,000       $ 7,081          --                --       --           $2,015
Senior Vice President of     2000     $178,365    $20,000       $ 6,541          --          30,000/0       --           $  174
Corporate Sales and          1999     $125,245    $30,000       $ 1,620          --          16,600/0       --               --
Marketing

Michael Carrieri,            2001     $166,953    $35,000       $    61           --               --       --           $1,902
Senior Vice President of     2000     $134,635    $35,000       $    35           --         25,000/0       --               --
Engineering Development      1999           --         --            --           --               --       --               --

(1) Messrs. Soloway, Buchel, Hevia and Carrieri received $3,961, $3,961 and $4,108; $91, $91 and $174; $61, $61 and $0; and $61, $35 and $0,
     respectively for health and life insurance for fiscal years 2001, 2000 and 1999. Messrs. Soloway, Buchel, and Hevia received $5,623, $7,129 and $7,600; $6,200, $5,400 and $5,400; and $7,020, $6,480 and $1,620,
     respectively, for automobile expenses for fiscal years 2001, 2000 and 1999.

(2)  Company 401(k) Plan Contributions.

Option Grants and Exercises

            The following tables summarize option grants and exercises during fiscal 2001 to or by the named executive officers and the value of the fiscal 2001 granted options, if any, held by such persons at the end of fiscal 2001.

                      OPTION GRANTS IN LAST FISCAL YEAR(1)

                                                                                        Potential Realizable
                                                                                          Value at Assumed
                                                                                          Annual Rates of
                                                                                            Stock Price
                                                                                          Appreciation for
                                        Individual Grants                                     Option Term(2)
                   ---------------------------------------------------------         ------------------------

                                   Percent of
                                  Total Options
                                    Granted to     Exercise or
                      Options      Employees in    Base Price     Expiration
Name                Granted      Fiscal Year         ($/Sh)          Date              5% ($)         10% ($)
----                -------      -----------         ------          ----              ------         -------

Richard Soloway        50,000          46%            4.54         9/27/05            $36,400        $105,500

Kevin S. Buchel            --          --               --              --                 --              --

Jorge Hevia                --          --               --              --                 --              --

Michael Carrieri           --          --               --              --                 --              --


(1) Options generally become exercisable in cumulative annual installments of 20% commencing on the date of grant. Options terminate upon the earlier of the cessation of employment with the Company or the fifth anniversary of the date of the grant.

(2) Amounts represent hypothetical gains that could be achieved for options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% annually from the date options are granted.

      AGGREGATED OPTION EXERCISES IN LAST YEAR AND FY-END OPTION VALUES(1)


                                                                                                   Value of
                                                                            Number of             Unexercised
                                                                           Unexercised           In-the-Money
                                          Shares                           Options at             Options at
                                         Acquired           Value          FY-End (#)             FY-End ($)
                                        on Exercise        Realized       Exercisable/           Exercisable/
                         Name                (#)              ($)         Unexercisable          Unexercisable
                         ----           -----------        --------       -------------          -------------


                   Richard Soloway            --                --      145,000 / 130,000    $240,100 / $168,400

                   Kevin S. Buchel        15,000           $26,250       24,000 /  21,000    $ 30,208 / $ 31,587

                   Jorge Hevia                --               --        21,960 /  24,640    $ 27,096 / $ 34,088

                   Michael Carrieri           --               --        10,000 /  15,000    $ 16,148 / $ 24,222

(1) No stock options were exercised by the named executive officers during fiscal 2001.

EMPLOYMENT AGREEMENTS

              The Company has employment agreements with Richard Soloway, Jorge Hevia, and Michael Carrieri. The agreement with Mr. Soloway, entered into on February 26, 1999 for a five year period, provides for an annual salary of $432,134 as adjusted by inflation, certain incentive compensation if earned according to a formula to be determined by the Board of Directors, and 225,000 stock options that vest 20% per year or upon a change in control, as defined in the agreement. In addition, if during the term there should be a change in control, then the employee shall be entitled to terminate the term and his employment thereunder, and the employer shall pay the employee, as a termination payment, an amount equal to 299% of the average of the prior five calendar year's compensation, subject to certain limitations. Mr. Hevia's agreement, which is for a two-year period, provides for an annual salary of $185,000 with certain bonus provisions, including those based on sales and profits. The agreement with Mr. Carrieri for fiscal year 2000 provides for an annual salary ($160,000) and a bonus if certain benchmarks are met. In addition, the Company has a severance agreement with Kevin S. Buchel providing for payments equal to nine months of salary and six months of health insurance in the event of a non-voluntary termination of employment without cause.

RELATED TRANSACTIONS

      In May of 1998 the Company repurchased 889,576 shares of Napco common stock for $5.00 per share from one of its co-founders, Kenneth Rosenberg. $2.5 million was paid at closing with the balance of the purchase price to be paid over a four (4) year period. The portion of the purchase price paid at closing was financed by the Company's primary bank and is to be repaid over a five (5) year period. At the closing, Mr. Rosenberg retired as President and Director of the Company but will be available to the Company pursuant to a consulting agreement. The repurchase agreement also provides that Mr. Rosenberg will not compete with the Company for a ten (10) year period.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      The members of the Compensation Committee are Richard Soloway and Kevin S. Buchel. Each member of the Compensation Committee was, during fiscal 2001 and previously, an officer and employee of the Company and each subsidiary of the Company as described above pursuant to Item 404 of Regulation S-K promulgated under the Securities and Exchange Act of 1934.

      No executive officer of the Company has served as a director or member of the Compensation Committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director of or member of the Compensation Committee of the Company.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      The Company's Compensation Committee of the Board of Directors is made up of the President and the Senior Vice President of Operations and Finance. The Committee considers and establishes compensation for the management of the Company. With respect to the compensation of the Chairman and the President, the Board of Directors considers and approves such compensation.

Overview and Philosophy

      The Compensation Committee uses its compensation program to achieve the following objectives:

      - increasing the profitability and net worth of the Company and, accordingly, increasing stockholder value;
      - providing compensation that will enable the Company to attract and retain high quality employees and reward superior performance;
      - providing management with incentives related to the success of the Company; and
      - providing management with long-term equity incentives through stock options.

      The Company believes that its executive compensation program provides an overall level of compensation that is competitive within the electronic security products industry and among companies of comparable size and complexity.

Procedures for Establishing Compensation

      At the beginning of each year, the Compensation Committee establishes an annual salary plan for the Company's senior executive officers, in some cases based on employment agreements with such officers.

      In fiscal 2001, as in the past several years, the Compensation Committee set compensation at the start of the year and reviewed it approximately mid-way through the year. The initial compensation recommendation, consisting of salary and performance-based incentive compensation, is based in part upon a survey of comparably sized companies. The Compensation Committee uses this survey to determine the competitiveness of base salary and incentive opportunities at the Company and to evaluate the relative mix of salary and incentive compensation.

Executive Officer Compensation Program

      The Company's executive compensation program consists of base salary, annual incentive cash compensation, commissions, long-term equity incentives in the form of stock options and various benefits such as medical insurance and 401(k) savings plan generally available to employees of the Company. The amount of perquisites, as determined in accordance with rules promulgated by the Securities and Exchange Commission, did not exceed 10% of salary in fiscal 2001.

Base Salary

      Base compensation is generally set within the range of salaries of executive officers with comparable qualifications, experience and responsibilities at other companies in the same or similar businesses and or comparable size and success as the Company. In addition to external market data, salary is determined by the Company's financial performance and the individual's performance based on predetermined, non-financial objectives. Non-financial objectives include an individual's contribution to the Company as a whole, including his ability to motivate others, develop the necessary skills as the Company grows, recognize and pursue new business opportunities and initiate programs to enhance the Company's growth and success.

Short-Term and Long-Term Compensation

      Annual incentive compensation and long-term incentive compensation, in comparison to base salary, are more highly tied to the Company's success in achieving financial performance goals. Annual cash bonuses are paid primarily on the basis of attainment of financial, sales, and production goals of the Company. The officers do not vote on their own compensation.

      Long-term incentive compensation, through stock options, enables executives to develop a long-term stock ownership position in the Company. In addition to considering an individual's past performance, the Company's desire to retain an individual is of paramount consideration in the determination of stock option grants.

      Stock options are granted at an option price equal to fair market value on the date of grant and generally vest over a five-year period in order to encourage key employees to continue in the employ of the Company. Accordingly, stock options are intended to retain and motivate executives to improve long-term stock market performance.

Summary of Compensation of Chief Executive Officer

      Recommendations regarding the compensation for Mr. Soloway are made by the Board of Directors (exclusive of Mr. Soloway) using a process and philosophy similar to those used for all other executive officers. In making their recommendations for Mr. Soloway's compensation for fiscal year 2001, consideration was given, among other things, to the overall performance of the Company along with an assessment of Mr. Soloway's performance and contributions to the Company and the importance of a significant incentive-based equity component in the form of stock options.

      Compensation Committee:   Richard Soloway
                                Kevin S. Buchel

COMPENSATION PURSUANT TO PLANS

Profit Sharing Plan

      The Company maintains a defined contribution profit sharing plan (the "Plan") pursuant to Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"). In general, all employees who are at least age twenty-one and have completed one year of employment with the Company are eligible to participate in the Plan. The effective date of the Plan, as restated, is July 1, 1989. Participants in the Plan may contribute up to the maximum amount permitted by the Code of their compensation as a salary reduction. The Company matches all such contributions by contributing an amount equal to 50% of all such salary reduction deferrals up to a maximum of 1% of each participant's salary compensation. In addition, the Company may elect at the end of each Plan year to contribute a discretionary amount to the Plan to be allocated among the eligible employees on the basis of compensation. During fiscal 2001, the Company contributed approximately $63,000 to the Plan.

      Vested contributions, both participant and the Company's additional contributions, are payable to the participant (or his beneficiary), upon any of the following events: retirement, termination of employment, disability, death, termination of the Plan without the establishment of a successor Plan, or the attainment of age 59-1/2. Participants may withdraw up to the total of salary deferral contributions upon suffering a financial hardship, as defined in the Plan. A participant may also borrow from the Plan against his account balance. All participant and additional Company contributions are 100% vested at all times. Benefits at retirement are payable to participants in a lump sum or as an annuity.

Stock Options

      Under the Company's 1992 Incentive Stock Option Plan, as amended ("1992 Plan") which was approved by vote of the stockholders of the Company at the 1992 Annual Meeting (extending the 1982 plan for an additional ten years), incentive stock options to purchase up to an aggregate of 727,933 shares of Common Stock (plus the shares at the time subject to option) or a total of 815,933 shares (as adjusted) may be granted at fair market value to executive officers and key employees during the ten-year period ending in October 2002. At June 30, 2001, 195,133 shares were available for grant under the 1992 Plan. Options to purchase a total of 579,350 shares of Common Stock were outstanding under the 1992 Plan on June 30, 2001, with exercise prices of $2.50 to $5.63 per share. The incentive stock options included in the foregoing tabulation expire five years from the date of grant, are non-transferable and are exercisable beginning with the date of grant in 20 percent cumulative yearly installments. These options and shares were registered in October 24, 1996 with the Securities and Exchange Commission.

      The Company's 1990 Non-Employee Stock Option Plan ("1990 Plan") was adopted to promote the interests of the Company and its stockholders by enabling the Company to attract and retain outside directors and consultants, to provide them an incentive to continue service with the Company, and provide them additional incentive to promote the success of the Company's business. The 1990 Plan was approved by the stockholders at the Company's 1990 annual meeting. At June 30, 2000, a total of 50,000 shares (with appropriate adjustment in the event of a stock split or other change in the Company's common stock) of common stock of the Company, par value $.01 per share, were available for grant of options under the 1990 Plan. The Plan authorized grants of options that do not meet the requirements of Section 422 of the Internal Revenue Code to non-employee directors and/or consultants of the Company. On September 27, 2000, 20,000 options were granted to each of Randy Blaustein and Andrew J. Wilder.

      The Board of Directors believed that the 1990 Non-Employee Stock Option Plan had been valuable to furthering the interests of the Company and that the Company's continued ability to grant stock options to outside directors and consultants substantially enhances its ability to attract and retain the high caliber personnel upon whose judgement, skill and initiative the success of the Company is largely dependent. Accordingly, the Board approved (and the stockholders approved) the readoption and ten-year extension of the 1990 Plan to October 15, 2010, as the 2000 Non-Employee Stock Option Plan ("2000 Plan"), with options for an aggregate of fifty thousand (50,000) shares (representing ten thousand (10,000) shares available for future options and forty thousand (40,000) shares for outstanding options). Shares for options that expire unexercised will be available for the grant of future options.

      The 2000 Plan continues to be administered by the Board of Directors or a Stock Option Committee of the Board of Directors ("Committee"). The Board or Committee determines the individuals to be granted options under the 2000 Plan, the number of shares to be subject to options and the terms of options, interpret the provisions of the 2000 Plan and make all determinations deemed necessary or advisable for the administration of the 2000 Plan. No options may be granted to an individual under the 2000 Plan except by the Committee, at a meeting at which a majority of its members are not being considered to receive grants, or the Board of Directors, at a meeting at which the majority of the directors voting on the grant are not being considered to receive grants. The Board of Directors may amend or terminate the 2000 Plan without the approval of stockholders, except that it may not, without such approval, increase the maximum number of shares available and reserved for issue under the 2000 Plan, change the class of persons eligible to receive options, or extend the term of the 2000 Plan. No amendment of the 2000 Plan may, without an participant's consent, adversely affect his rights under an existing option.

      The 2000 Plan provides that options may be granted only to non-employee directors and consultants of the Company. The option exercise price would be fixed by the Committee and may not be less than the fair market value per share of Common Stock on the date the option is granted. The Committee may approve cancellation of an option prior to its expiration or exercise, and grant a new option at a lower price.

      Each option would have a maximum term of five years, or such lesser period as the Committee specifies. Options would become exercisable at the rate of 20% per year but could be accelerated in the event of a change in control. An option may be exercised by an optionee during his tenure as a director or consultant. Options under the 1990 Plan would not be transferable. The optionees would have "piggy-back" registration rights whereby if in the future the Company registered any additional shares with the Securities and Exchange Commission, the Company would also register the shares subject to such options.

COMPARISON OF TOTAL SHAREHOLDER RETURN

The following graph sets forth the Company's total shareholder return index as compared to the NASDAQ index and a NASDAQ electronic component stock industry index.



                               [Performance Chart]


ACTUAL:                                          INDEXED:
-------------------------------------------      -------------------------------------------
Fiscal    NAPCO      NASDAQ     Peer Group*      Fiscal       NAPCO     NASDAQ     Peer Group*
  Year                                            Year


 Jun-97    4.750      475.991       24.000         Jun-97     100.000   100.000     100.000

 Jun-98    5.125      626.505       27.078         Jun-98     107.895   131.621     112.826

 Jun-99    3.500      901.140       35.313         Jun-99      73.684   189.319     147.135

 Jun-00    3.688    1,332.303       13.715         Jun-00      77.632   279.901      57.145

 Jun-01    4.790      722.211       14.360         Jun-01     100.842   151.728      59.833



* The Peer Group consists of:

American Medical Alert Corp.
Honeywell, Inc.
Sensormatic Electronics Corp.
Vicon Industries, Inc.

Note: Detection Systems, Inc., that was part of the Company's 2000 Peer Group, is no longer publicly traded.

                 THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS

      The Board of Directors appointed Arthur Andersen LLP ("AA") as the independent public accountants for the Company and its subsidiaries for its 2001 fiscal year. AA has been serving the Company since fiscal 1993.

      Services provided by AA during and for the 2001 fiscal year consisted of audit and non-audit related services. These services included the examination of the consolidated financial statements of the Company, services related to reporting by the Company and its subsidiaries to the Securities and Exchange Commission and consulting during the year on matters related to accounting, taxes and financial reporting.


      For the fiscal year ended June 30, 2001, the Company paid the following fees to AA for services rendered during the year or for the audit in respect of that year: Audit Fees -- $85,000; Audit Related -- $41,500; Financial Information Systems Design and Implementation -- $0; All Other Fees -- $5,000; and Total -- $131,500.

      The Audit Committee of the Board of Directors has considered whether the provision of non-audit services by AA is compatible with maintaining auditor independence.


      A representative of AA will be present at the Annual Meeting to make a statement if he desires and to respond to appropriate questions presented at the Meeting.


                  SUBMISSION OF FUTURE STOCKHOLDER PROPOSALS

      Any stockholder proposal which is intended to be presented at next year's annual meeting of stockholders must be received by the Company not later than June 30, 2002 if it is to be considered for inclusion in the Company's proxy statement and form of proxy for such meeting.


                            EXPENSES OF SOLICITATION

      The Company will bear all costs in connection with the solicitation by the Board of Directors of proxies of the Meeting. The Company intends to request brokerage houses, custodial nominees and others who hold stock in their names to solicit proxies from the persons who beneficially own such stock. The Company will reimburse brokerage houses, custodial nominees and others for their out-of-pocket expenses and reasonable clerical expenses. It is estimated that these expenses will be nominal. In addition, officers and employees of the Company may solicit proxies personally or by telephone, telegram or letter; they will receive no extra compensation for such solicitation.



Dated: October 28, 2001                   By Order of the Board of Directors

                                          Richard Soloway
                                          Secretary

                                                                   APPENDIX A

                          NAPCO SECURITY SYSTEMS, INC.
                             AUDIT COMMITTEE CHARTER

ORGANIZATION

      There shall be a committee of the board of directors to be known as the audit committee. The audit committee shall have three (3) directors who are independent of the management of the corporation and are free of any relationship that, in the opinion of the board of directors, would interfere with their exercise of independent judgment as a committee member.

STATEMENT OF POLICY

      The audit committee shall provide assistance to the corporate directors in fulfilling their responsibility to the shareholders, potential shareholders, and investment community relating to corporate accounting, reporting practices of the corporation, and the quality and integrity of the financial reports of the corporation. In so doing, it is the responsibility of the audit committee to maintain free and open means of communication between the directors, the independent auditors, the internal auditors, and the financial management of the corporation.

RESPONSIBILITY

      In carrying out its responsibilities, the audit committee believes its policies and procedures should remain flexible, in order to best react to changing conditions and to ensure to the directors and shareholders that the corporate accounting and reporting practices of the corporation are in accordance with all requirements and are of the highest quality.

      In carrying out these responsibilities, the audit committee will:

      [ ] Review and recommend to the directors the independent auditors to be selected to audit the financial statements of the corporation and its divisions and subsidiaries.

      [ ] Meet with the independent auditors and financial management of the corporation to review the scope of the proposed audit for the current year and the audit procedures to be utilized, and at the conclusion thereof review such audit, including any comments or recommendations of the independent auditors.

      [ ] Review with the independent auditors, the company's internal auditor, and financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the corporation, and elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable. Particular emphasis should be given to the adequacy of such internal controls to expose any payments, transactions, or procedures that might be deemed illegal or otherwise improper. Further, the committee periodically should review company policy statements to determine their adherence to the code of conduct.

      [ ] Review the internal audit function of the corporation including the independence and authority of its reporting obligations, the proposed audit plans for the coming year, and the coordination of such plans with the independent auditors.

      [ ] Receive prior to each meeting, a summary of findings from completed internal audits and a progress report on the proposed internal audit plan, with explanations for any deviations from the original plan.

      [ ] Review the financial statements contained in the annual report to shareholders with management and the independent auditors to determine that the independent auditors are satisfied with the disclosure and content of the financial statements to be presented to the shareholders. Any changes in accounting principles should be reviewed.

      [ ] Provide sufficient opportunity for the internal and independent auditors to meet with the members of the audit committee without members of management present. Among the items to be discussed in these meetings are the independent auditors' evaluation of the corporation's financial, accounting, and auditing personnel and the cooperation that the independent auditors received during the course of the audit.

      [ ] Review accounting and financial human resources and succession planning within the company.

      [ ] Submit the minutes of all meetings of the audit committee to, or discuss the matters discussed at each committee meeting with, the board of directors.

      [ ] Investigate any matter brought to its attention within the scope of its duties, with the power to retain outside counsel for the purpose if, in its judgement, that is appropriate.

                          NAPCO SECURITY SYSTEMS, INC.
                               333 Bayview Avenue
                           Amityville, New York 11701

                   PROXY - SOLICITED BY THE BOARD OF DIRECTORS

      The undersigned stockholder of NAPCO SECURITY SYSTEMS, INC. hereby appoints Messrs. Richard Soloway and Kevin S. Buchel, and each or either of them, the proxy or proxies of the undersigned, with full power of substitution, to vote as specified on the reverse side all shares of Common Stock of said Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders of said Corporation, to be held on Monday, December 3, 2001 and at all adjournments of such Meeting, with all powers the undersigned would possess if personally present.

      This Proxy will be voted as specified. If no specification is made, the Proxy will be voted FOR the election of the two (2) directors (Item 1); and as to any other matters as may properly come before the meeting, this Proxy will be voted in the discretion and in the best judgment of the Proxies. This Proxy may be revoked at any time prior to the voting thereof.

                   (Please date and sign on the reverse side.)

(Continued from the other side)


The Board of Directors recommends a Vote FOR Item 1.

Item 1 - Election of two directors:

Richard Soloway

FOR      / /         WITHHOLD      / /


Kevin S. Buchel

FOR      / /         WITHHOLD     / /






                                          Dated:
                                                --------------------------------



                                          --------------------------------------



                                          --------------------------------------
                                                   Signature or Signatures

                                          Please sign exactly as your name
                                          appears at the left. Executors,
                                          administrators, trustees, guardians,
                                          attorneys and agents should give their
                                          full titles and submit evidence of
                                          appointment unless previously
                                          furnished to the Corporation or its
                                          transfer agent.